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                                                                         [NAME]
                                                                         TIER 1


                                       FORM OF
                             SEVERANCE PAYMENT AGREEMENT

     This Severance Payment Agreement (this "Agreement") is entered into as of December 4, 1998 between Foundation Health Systems, Inc., a Delaware corporation (the "Company"), on the one hand, and [NAME] ("Employee"), on the other hand.

     WHEREAS, Employee currently serves as [TITLE]; and

     WHEREAS, Employee is currently party to a Severance Payment Agreement, dated April 6, 1998 (the "Existing Severance Payment Agreement"), with the Company and to an Employment Letter Agreement, dated ____, 199__ (the "Existing Employment Letter Agreement") with [a subsidiary of] the Company; and

     WHEREAS, in consideration for past efforts of the Employee and to entice Employee to continue to provide such efforts, the Company proposes to make the payments set forth in this Agreement in the event Employee's employment with the Company is terminated on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1. TERM OF AGREEMENT. The term of this Agreement (the "Covered Period") shall commence on the date hereof (the "Effective Date") and continue throughout Employee's term of employment with the Company. Any payments to be made pursuant to Section 3 hereof shall only be made if Employee is terminated by the Company without Cause or terminated by Employee with Good Reason as provided in said Section 3.

     2. DUTIES OF EMPLOYEE. Employee shall serve as [TITLE]. During the term of employment, except as otherwise provided herein, Employee shall devote his/her entire productive time, energies and abilities to the business of the Company and shall at all times loyally and conscientiously perform all the duties and obligations required of him/her expressly or implicitly by the terms of this Agreement.

     3.    TERMINATION OF EMPLOYMENT.

           3.1 TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Employee's employment without Cause (as defined below) at any time.
In the event that the Company does so terminate Employee's employment without Cause at any time within two (2) years after a Change of Control (as defined below) of the Company Employee shall nevertheless be entitled, as a severance allowance, to (i) continuation of all medical, health, disability, life and accident insurance maintained for Employee's benefit immediately prior to the date of Employee's termination (collectively, "Benefits") for a period of three
(3) years from the date of termination and (ii) a lump sum cash payment equal to three (3) times the base salary of the Employee in effect immediately prior to the date of Employee's termination ("Base Salary"). In the event that the Company does so terminate Employee's employment without Cause at any time that is not within two (2) years after a Change of Control of the Company Employee shall nevertheless be entitled, as a severance allowance, to
(i) continuation of all Benefits maintained immediately prior to the date of Employee's termination for a period of two (2) years from the date of termination and (ii) a lump sum cash payment equal to two (2) times the Base Salary of the Employee in effect immediately prior to the date of Employee's termination.

           3.2 TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Employee's employment for Cause at any time without notice. In the event of such termination, Employee shall not be eligible to receive any payments set forth in this Section 3. For purposes of this Agreement, Cause shall include, without limitation, (a) an act of dishonesty causing harm to the Company, (b) the knowing disclosure of confidential information relating to the Company's business, (c) habitual drunkenness or narcotic drug addiction, (d) conviction of a felony, (e) willful refusal to perform or gross neglect of the duties assigned to Employee, (f) the willful breach of any law that, directly or indirectly, affects the Company, (g) a material breach by the Employee following a Change of Control of those duties and responsibilities of the Employee that do not differ in any material respect from the duties and responsibilities of the Employee during the 90-day period immediately prior to such Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Employee's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice form the Company specifying such breach or (h) breach of the provisions of Section 8 of this Agreement.

           3.3 VOLUNTARY TERMINATION BY EMPLOYEE WITHOUT GOOD REASON. Notwithstanding anything to the contrary in this Agreement, whether express or implied, Employee may at any time terminate his employment for any reason by giving the Company fourteen (14) days prior written notice of the effective date of termination. In the event that Employee's employment with the Company is voluntarily terminated by Employee without Good Reason (as defined below), Employee shall not be eligible to receive any payments set forth in this
Section 3.

           3.4 VOLUNTARY TERMINATION BY EMPLOYEE WITH GOOD REASON. Notwithstanding the preceding Section 3.3, in the event that Employee's employment with the Company is voluntarily terminated by Employee with Good Reason within two (2) years after a Change of Control of the Company, Employee shall nevertheless be entitled, as a severance allowance, to (i) continuation of his/her Benefits for a period of three (3) years from the date of termination and (ii) a lump sum cash payment equal to three (3) times the Base Salary of the Employee in effect immediately prior to the date of Employee's termination provided that, in the event the Company requests, in writing, prior to such voluntary termination that Employee continue in the employ of the Company for a period of time up to 90 days following such Change of Control, then Employee shall forfeit such severance allowance if he/she voluntarily leaves the employ of the Company prior to the expiration of such period of time. For purposes of this Agreement, Good Reason shall mean any of the following which occurs subsequent to the Effective Date:

           (i) A demotion or a substantial reduction in the scope of Employee's position, duties, responsibilities or status with the Company, or any removal of Employee from or any


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     failure to reelect Employee to any of the positions (or functional equivalent of such positions) referred to in the introductory paragraphs hereof, except in connection with the termination of his/her employment for Disability, normal retirement or Cause or by Employee voluntarily other than for Good Reason;

           (ii) A reduction by the Company in Employee's Base Salary or a material reduction in the benefits or perquisites available to Employee as in effect immediately prior to such reduction;

           (iii)  A relocation of Employee to a work location more than fifty
     (50) miles from Employee's work location immediately prior to such proposed relocation; provided that such proposed relocation results in a materially greater commute for Employee based on Employee's residence immediately prior to such relocation; or


           (iv) The failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 10.5 of this Agreement.

For purposes of this Agreement, Change of Control shall mean any of the following which occurs subsequent to the Effective Date:

           (a) Any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any of its subsidiaries) is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange
     Act) of securities of the Company representing twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities) (the "Securities");

           (b) As a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of the Company immediately prior to such transaction cease to constitute a majority of the Board of Directors of the Company (or any successor corporations) immediately after such transaction;

           (c) The Company is merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of the Company, as determined immediately before such transaction, own less than eighty percent (80%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction;

           (d) A tender offer or exchange offer is made and consummated for the ownership of twenty percent (20%) or more of the outstanding Securities of the Company;

           (e) The Company transfers substantially all its assets to another person, firm, corporation or other entity that is not a wholly-owned subsidiary of the Company; or

           (f) The Company enters into a management agreement with another person, firm, corporation or other entity that is not a wholly-owned subsidiary of the Company and such


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     management agreement extends hiring and firing authority over Employee to an individual or organization other than the Company.

     4. PAYMENTS UPON TERMINATION OF EMPLOYMENT. In the event that the Employee's employment is terminated for any reason, then the Company shall pay to the Employee (or his/her beneficiaries or estate) in addition to any payments that may be due under Section 3 above or Section 5 below, within 30 days following the date of termination, a cash amount equal to the sum of the following (in each case to the extent not theretofore paid): the Employee's Base Salary from the Company until the date of termination, any compensation previously deferred by the Employee (together with any interest and earnings thereon), any vacation pay accrued prior to the termination date, any reimbursable expenses incurred by the Employee prior to the termination date and any other compensatory plan, arrangement or program payment to which Employee may be entitled.

     5. TERMINATION OF EMPLOYEE DUE TO DEATH OR DISABILITY. In the event that Employee's employment is terminated at any time during the Covered Period due to death or Disability, Employee (or his beneficiaries or estate) shall nevertheless be entitled, as a severance allowance, to (i) continuation of all Benefits for a period of one (1) year from the date of termination and (ii) a lump sum cash payment equal to one (1) times the Base Salary of the Employee in effect immediately prior to the date of Employee's termination. For purposes of this Agreement, a termination for "Disability" shall mean a termination of Employee's employment due to the Employee's absence from his duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Employee's incapacity due to physical or mental illness.

     6. WITHHOLDING. All payments required to be made by the Company hereunder to Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

     7.    TAX CONSEQUENCES.

           7.1 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change of Control or the termination of the Employee's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (all such payments and benefits, including the severance payments and benefits provided for in Section 3 hereof (the "Severance Payments"), being hereinafter called "Total Payments") would be subject (in whole or part), to the excise tax (the "Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the noncash severance benefits shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced


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Total Payments); PROVIDED, HOWEVER, that the Employee may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

           7.2 For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Employee and selected by the accounting firm (the "Auditor") which was, immediately prior to the Change of Control, the Company's independent auditor, does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

           7.3 At the time that payments are made under this Agreement, the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

     8. CONFIDENTIALITY. Employee acknowledges and agrees that, during the period of his/her employment by the Company, he/she has and will continue to have access to and become acquainted with various trade secrets, including, but not limited to, various procedures, practices, information regarding the organization and operation of the Company, confidential customer information, marketing methods, compilations of information and records that are owned by the Company and that are regularly used in the operation of its business. The parties stipulate that such items of information are important, material and confidential trade secrets and affect the successful conduct of the Company's business and its goodwill, and that any breach of this Section shall be a material breach of this Agreement. All documents, memoranda, reports, files, correspondence, lists and other written and graphic records affecting or relating to the Company's business that Employee may prepare, use, observe, possess or control shall be and remain the Company's sole property. Employee shall not disclose any of these trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by the Company or as otherwise authorized in writing by the Company. In the event of the termination of Employee's employment with the Company, Employee shall deliver promptly to the Company all written or graphic records containing such trade secrets or confidential information of the Company.

     9.    NON-COMPETITION.

           9.1 The Employee hereby agrees that, during (i) the six-month period following a termination of the Employee's employment with the Company that entitles the Employee to receive


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severance benefits under a written agreement with or policy of the Company or
(ii) the twelve-month period following a termination of the Employee's employment with the Company that does not entitle the Employee to receive such severance benefits (the period referred to in either clause (i) or (ii), the "Noncompetition Period"), the Employee shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below), in any geographic areas in which the Company or its Subsidiaries operate (the "Market Area") where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon the Employee to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any Subsidiary to which the Employee had access during his employment with the Company. For purposes of this Section, "Competitor" shall refer to any health maintenance organization, health care management company, physician group, insurance company or similar entity that provides managed health care or related services similar to those provided by the Company or any Subsidiary.

           9.2 In addition, the Employee agrees that, during the Noncompetion Period applicable to the Employee following termination of employment with the Company, the Employee shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its Subsidiaries at the time of such solicitation, interference, hiring, offering to hire or inducement, to discontinue his or her relationship with the Company or any of its Subsidiaries or to accept employment by, or enter into a business relationship with, the Employee or any other entity or person.

           9.3 It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section 9 are unreasonable (including, but not limited to, the definition of Market Area or Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

           9.4 The Employee acknowledges that the services to be rendered by him/her to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him/her of any of the provisions contained in this Section 9 will cause the Company irreparable injury. Employee therefore agrees that the Company may be entitled, in addition to the remedies set forth above in this Section and any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Employee from any such violation or threatened violations.

     10.   MISCELLANEOUS.

           10.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supercedes any and all other agreements, whether oral or written, between the parties hereto with respect to the subject matter hereof. In this connection, it is expressly agreed that (a) the Existing Severance Payment Agreement shall be superceded by this Agreement and have no futher force or effect and (b) all severance payment provisions and provisions dealing with the application of Section 280G (of the Code) limitations set forth in the Existing Employment Letter Agreement shall be superseded by this Agreement and have no further force or effect. However, it is agreed that


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all other terms and conditions contained in the Existing Employment Letter
Agreement not referenced in sub-clause (b) of this Section 10.1 (including, but not limited to, provisions dealing with relocation matters and the Company's
SERP) shall continue in full force and effect through the term thereof. Each party to this Agreement acknowledges than no representations, inducements, promises or agreements, oral or written, have been made by any party or anyone acting on behalf of any party that are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

           10.2 RIGHT TO TERMINATE EMPLOYMENT. It is hereby agreed that the relationship between the Company and Employee is merely an "at-will" employment relationship and that nothing in this Agreement shall confer upon Employee the right to continue in the employment of the Company or affect any right which the Company has to terminate the employment of Employee.

           10.3 AMENDMENTS. This Agreement may not be amended or terminated other than by a written instrument signed by the party against whom enforcement of such amendment or termination is sought. No amendments to this Agreement or interpretations hereof or any waivers or modifications of any of the provisions hereof may be made on behalf of the Company without the approval of the Board of Directors of the Company or the Compensation and Stock Option Committee of the Board of Directors of the Company.

           10.4 WAIVER. No waiver of any default under this Agreement shall constitute or operate as waiver of any subsequent default, and no delay, failure or omission in exercising or enforcing any right, privilege or option hereunder shall constitute a waiver, abandonment or relinquishment thereof. No waiver of any provision hereof by either party hereto shall be deemed to have been made unless or until such waiver shall have been reduced to writing and signed by the party making such waiver. Failure by either party to enforce any of the terms, covenants or conditions of this Agreement for any length of time or from time to time shall not be deemed to waive or decrease the rights of such party to insist thereafter upon strict performance by the other party.

           10.5   SUCCESSORS; BINDING AGREEMENT.

           (a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

           (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section 10.5, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Employee (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Employee to compensation and other benefits from the Company in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee's employment were terminated following a Change of Control other than by the Company for Cause. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date of termination.


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           (c)  This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amounts would be payable to the Employee hereunder had the Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Employee to receive such amounts or, if no person is so appointed, to the Employee's estate.

           10.6   NOTICES.

           (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to the Employee, to the most recent address set forth in the Company's personnel files of the Employee, and if to the Company, to Foundation Health Systems, Inc., 21650 Oxnard Street, Woodland Hills, CA 91367, attention:
General Counsel, or (ii) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

           (b) A written notice of the Employee's date of termination by the Company or the Employee, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Employee or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company hereunder or preclude the Employee or the Company from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

           10.7   FULL SETTLEMENT.

           (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.

           (b) The Company's obligation to make any payment provided for in this Agreement shall be expressly subject to Employee entering into a full release of all claims against the Company substantially in the form of the Waiver and Release of Claims attached as EXHIBIT A hereto. Employee hereby expressly agrees to execute such a Waiver and Release of Claims upon his or her termination of employment. It is acknowledged that such Waiver and Release of Claims contains various other obligations of Employee, including but not limited to certain obligations to cooperate with and assist the Company in the preparation for the defense of any actual or threatened third party claim, investigation or proceeding that pertains to matters under Employee's supervision or control


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while he/she was an officer or employee of the Company or one of its subsidiaries and to forego certain competitive activity with the Company.

           10.8 EMPLOYMENT WITH SUBSIDIARIES. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

           10.9 GOVERNING LAW; VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

           10.10 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

           10.11 SURVIVAL AND ENFORCEMENT. Sections 8 and 9 of this Agreement and any rights and remedies arising out of this Agreement shall survive and continue in full force and effect in accordance with the respective terms thereof, notwithstanding any termination of this Agreement or the Employee's employment. The parties agree that the Company would be damaged irreparably in the event any provision of Sections 8 or 9 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              FOUNDATION HEALTH SYSTEMS, INC.

                              By:
                                 ----------------------------------
                              Name:  Jay M. Gellert
                              Title: President and Chief Executive Officer



                              -------------------------------------
                              Employee: [ name ]


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                                     EXHIBIT A

                                      FORM OF
                            WAIVER AND RELEASE OF CLAIMS


     This WAIVER AND RELEASE OF CLAIMS (this "Release") is made and entered into by and between Foundation Health Systems, Inc. and it affiliates and subsidiaries (hereinafter referred to as the "Company") and ______________ (hereinafter referred to as the "Employee").

     WHEREAS, the Company and Employee are parties to a Severance Payment Agreement dated as of December 4, 1998 (the "Severance Payment Agreement"), and are entering into this Release pursuant to Section ____ of the Severance Payment Agreement as a condition to Employee's receipt of a severance payment thereunder (capitalized terms used but not defined herein shall have the meanings set forth in the Severance Payment Agreement).

     NOW, THEREFORE, the Company and Employee agree as follows:

1. Employee's employment with the Company will terminate on _________________. Upon termination of employment, Employee will not represent to anyone that he or she is an employee of the Company and will not say or do anything purporting to bind the Company.

2. Employee's termination of employment with the Company shall be considered a [describe type of termination] under Section ___ of the Severance Payment Agreement, and Employee is therefore eligible to receive a lump sum payment equal to ___ times Base Salary and Benefits for a period of _____ after termination.

3. In partial consideration of the Company providing Employee those benefits and payments set forth above and as required by and in the Severance Payment Agreement as a condition to receive such payments and benefits, Employee freely and voluntarily enters into this Release and by signing this Release Employee, on his/her own behalf and on behalf of his or her heirs, beneficiaries, successors, representatives, trustees, administrators and assigns, hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers, affiliates, beneficiaries, successors, representatives and assigns, from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, whether based on tort, statute, contract, indemnity, rescission or any other theory or recovery, including but not limited to claims arising under federal, state or local laws prohibiting discrimination in employment, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, claims of disability discrimination under the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended ("ADEA"), the Worker Adjustment and Retraining Notification Act ("WARN"), the California Fair Employment and Housing Act, the California Labor Code and the California Constitution (all as amended) or claims growing out of any legal restrictions on the Company's right to terminate its employees and whether for compensatory, punitive, equitable or other relief,


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

     whether known, unknown, suspected or unsuspected, against the Company, including without limitation claims which may have arisen or may in the future arise in connection with any event which occurred on or before the date of Employee's execution of this Relase. The provisions in this paragraph are not intended to prohibit Employee from filing a claim for unemployment insurance.

4. Employee expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Release. Employee makes this waiver with full knowledge of his/her rights and with specific intent to release both his/her known and unknown claims, and therefore specifically waives the provisions of Section 1542 of the Civil Code of California or other similar provisions of any other applicable law, which reads as follows:

           "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

 .    Employee understands and acknowledges the significance and consequence of this Release and of such specific waiver of Section 1542, and expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.

5. Employee shall not initiate or cause to be initiated against the Company any compliance review, suit, action, investigation or proceeding of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any matter related to his/her employment with the Company, unless Employee first cooperates in making his/her allegations known to the Company for the Company to take corrective action at a time and place designated by the Company. In addition, Employee shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, Employee's employment with the Company or its predecessors or affiliates for which the Company requests Employee's assistance, which cooperation and assistance shall include, but not be limited to, providing testimony and assisting in information and document gathering efforts. In this connection, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with Employee's other material business and personal obligations and commitments.

6. Employee agrees he or she will return to the Company immediately upon termination any building key(s), security pass or other access or identification cards and any Company property that was in his or her possession, including but not limited to any documents, credit cards, computer equipment, mobile phones or data files. Employee agrees to clear all expense accounts and pay all amounts owed on any corporate credit card(s) which the Company previously issued to Employee.


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

7. Employee shall not, without the Company's written consent by an authorized representative, at any time prior or subsequent to the execution of this Release, disclose, use, remove or copy any confidential, trade secret or proprietary information he/she acquired during the course of his/her employment by the Company, including without limitation, any technical, actuarial, economic, financial, procurement, provider, customer, underwriting, contractual, managerial, marketing or other information of any type that has economic value in the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain.

8. In addition to any other part or term of this Release or the Severance Payment Agreement, Employee agrees that he or she will not, (a) for a period of one (1) year from the date of this Agreement, irrespective of the reason for the termination, either directly or indirectly, on his or her own behalf or on behalf of any other person: 1) make known to any person, firm, corporation or other entity of any type, the names and addresses of any of the Company's customers, enrollees or providers or any other information pertaining to them; or 2) disrupt, solicit or influence or attempt to solicit, disrupt or influence any of the Company's customers, employees, providers, vendors, agents or independent contractors with whom the Employee became acquainted during the course of employment or service for the purpose of terminating such a person's or entity's relationship with the Company or causing such a person or entity to associate with a competitor of the Company, and (b) for the six month period following the Termination Date, undertake any employment or activity prohibited by
     Section 9 of the Severance Payment Agreement. The prohibitions of this paragraph are not intended to deny employment opportunities within the Employee's field of employment but are limited only to those prohibitions necessary to protect the Company from unfair competition.

9. Any developments or discoveries by Employee during the course of his or her employment with the Company through the date of execution of this Release resulting in patents, lists of customers, trade secrets, specialized know-how or other intellectual property useful in the then current business of the Company shall be for the sole benefit of the Company.

10. Nothing contained herein shall be construed as an admission of any wrongful act, including but not limited to violation of any contract, express or implied, or any federal, state or local employment laws or regulations, and nothing contained herein shall be used for any purpose except in proceedings related to the enforcement of this Release or the Severance Payment Agreement.

11. If any part or term of this Release is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other part or term of this Release.

12. The Employee acknowledges that he/she has had an opportunity to consult and be represented by counsel of his/her own choosing in the review of this Release, and that he/she has been advised by the Company to do so, that the Employee is fully aware of this Release and of its legal effect, that the preceding paragraphs recite the sole consideration for this Release, and that Employee enters into this Release freely, without coercion, and based on the Employee's


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

     own judgment and not in reliance upon any representation or promise made by the other party, other than those contained herein. There may be no modification of the terms of this Release except in writing signed by the parties hereto.

13. This Release shall be construed and governed by the laws of the State of Delaware.

     EMPLOYEE ACKNOWLEDGES BY SIGNING BELOW that (i) Employee has not relied upon any representations, written or oral, not set forth in this Release; (ii) at the time Employee was given this Release Employee was informed in writing by the Company that (a) Employee had at least [21 DAYS] [45 DAYS (IF IN CONNECTION WITH AN EXISTING INCENTIVE OR EMPLOYMENT TERMINATION PROGRAM OFFERED TO A GROUP OR CLASS OF EMPLOYEES)] in which to consider whether Employee would sign the Release and (b) Employee should consult with an attorney before signing the Release; and (iii) Employee had an opportunity to consult with an attorney and either had such consultations or has freely decided to sign this Release without consulting an attorney. [IF EMPLOYEE IS AGE 40 OR OLDER AND THE 45 DAY CONSIDERATION PERIOD APPLIES (I.E., THE EMPLOYMENT TERMINATION IS IN CONNECTION WITH THE TERMINATION OF A GROUP OR CLASS OF EMPLOYEES), THEN THE FOLLOWING ACKNOWLEDGMENT SHOULD BE INCLUDED:] [Employee also acknowledges that at the time Employee was given this Release Employee was given written notice of the eligibility criteria for the program and the time limits applicable to the program, the job titles and ages (or dates of birth) of all individuals eligible for the program and the ages of the individuals in the same job classification or organizational unit who are not eligible for the program].

     Employee further acknowledges that he or she may revoke acceptance of this Release by delivering a letter of revocation within seven (7) days after the date set forth below addressed to: FHS Corporate Legal Department, 21650 Oxnard Street, Woodland Hills, California 91367.

     Finally, Employee acknowledges that he or she understands that this Release will not become effective until the eighth (8th) day following his or her signing this Release and that if Employee does not revoke his or her acceptance of the terms of this Release within the seven (7) day period following the date on which Employee signs this Release, this Release will be binding and enforceable.

     IN WITNESS WHEREOF, the parties hereto have executed this Release as of the dates set forth below.


Employee                                Foundation Health Systems, Inc.
By:     [ EXHIBIT COPY ]                By:      [EXHIBIT COPY ]
    -------------------------               -------------------------
    Name:                                   Name:
                                            Title:
Dated: [TO BE INSERTED]                 Dated: [TO BE INSERTED]
       ----------------------                  ----------------------


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